Exhibit 23.1

CONSENT OF JONES LANG LASALLE AMERICAS, INC.

We hereby consent to the use of our name in the Registration Statements on Form S-3 (No. 333-226023) and Form S-8 (No. 333-220507) (together with any amendments or supplements thereto, the “Registration Statements”) and the related Prospectuses of JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), the references to the Jones Lang LaSalle Americas, Inc. information prepared for the Company wherever appearing in the Registration Statements and the related Prospectuses, including, but not limited to the references to our company under the heading “Experts” in the related Prospectuses, and the incorporation by reference therein of the economic and demographic data included in the Company’s Current Report on Form 8-K dated August 9, 2018, which data is derived from such information prepared by Jones Lang LaSalle Americas, Inc.

Dated: August 9, 2018

JONES LANG LASALLE AMERICAS, INC.

By	/s/ John Sikaitis
Name:	John Sikaitis
Title:	Managing Director